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Exhibit 99.1

Witness Systems Names Tom Bishop to Board of Directors

ATLANTA (October 14, 2004)—Witness Systems (NASDAQ: WITS), a global provider of performance optimization software and services, today announced the appointment of Tom Bishop to its Board of Directors. Bishop, who has spent more than 25 years leading high tech companies, brings an extensive background and expertise in a wide range of technologies, with particular strength in the Voice over Internet Protocol (VoIP) market, to the Witness Systems board.

"As we focus on growing the organization, extending our leadership position and further accelerating the uptake we are experiencing for our IP recording solution, we are very pleased to have Tom join the board. His strong background in technology innovation, especially IP telephony, adds an important dimension to our diverse group of board members," said Dave Gould, CEO and chairman of the board for Witness Systems.

"IP recording is a segment of the market that we continue to lead both in being first-to-market with our recording solution and in having more customer sites deployed than any other provider," added Gould. "This represents an exciting time as industry analysts project VoIP recording shipments to grow 39 percent from 2003-2008, as more and more companies move to a converged voice and data infrastructure. We look forward to leveraging Tom's expertise in this area, and others, as we move forward."

Tom Bishop serves as chief technology officer for VIEO, Inc., a provider of real-time application-based service level management solutions, where he is reinventing the distributed systems management model he helped establish while serving as CTO of the Tivoli Systems Division of IBM. At VIEO, one of his key focus areas is the integration of IP network Application Quality of Service into the company's award-winning VIEO 1000 applications management solution. During his tenure at Tivoli, Bishop served as general manager/vice president of infrastructure development, where he was responsible for the MVS/UNIX/NT-based Netview IP network management product lines. Additionally, he has held a number of board of director positions, both past and present, including work with IP Axess, an IP telephony company.

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Witness Systems Names Tom Bishop to Board of Directors

During his career, Bishop also has held leadership positions at 2nd Wave, CompuCare Management Systems, Lotus Computing Corporation, Tandem Computers, UNIX International and Bell Laboratories. With a record of leading the development of industry standards, he has nine patents in the areas of fault tolerant computing, distributed computing and multi-processing, and was selected by InfoWorld magazine as one of the industry's 25 Most Influential CTOs for 2004.

"I'm very pleased to be joining the Witness Systems Board of Directors and look forward to working with them to help guide the company as it expands its software suite and services, and extends its presence to new markets," said Bishop. "The workforce and performance optimization segments of the market have become particularly exciting from a technology perspective, representing the ability to meet some very real customer needs. As sectors such as VoIP continue to take off, Witness Systems' position and offerings are well placed as organizations continue to invest in and migrate to IP-based infrastructures, and focus on service excellence and efficiencies."

Bishop joins Witness Systems' current Board of Directors, which includes Tom Crotty, Dave Gould, Joel Katz, Dan Lautenbach, Terry Osborne and Pete Sinisgalli.

About Witness Systems
Witness Systems (NASDAQ: WITS) provides the contact center industry's first integrated performance optimization software suite to help global enterprises capture customer intelligence and optimize workforce performance. The browser-based eQuality® software is comprised of compliance, high-volume and business-driven recording solutions for customer contact centers and IP telephony, as well as performance analysis and e-learning applications. The closed-loop suite enables companies to capture and retrieve, learn and train, and report and analyze customer interactions and back office transactions to develop staff, increase revenue, reduce costs, and achieve greater customer retention and loyalty. An integrated business consulting, implementation and training methodology enables organizations to maximize their return on investment. For additional information about Witness Systems and its eQuality software suite, visit www.witness.com.

Cautionary Note Regarding Forward-looking Statements:    Information in this release that involves Witness Systems' expectations, plans, intentions or strategies regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. They are identified by words such as "anticipates," "expects," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon information available to Witness Systems as of the date of this release, and the company assumes no obligation to update any such forward-looking statement. Forward-looking statements believed true when made may ultimately prove to be incorrect. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and may cause actual results to differ materially from our current expectations. Some of the factors that could cause actual future results to differ materially from current expectations include fluctuations in customer demand and the timing of orders; the company's ability to manage its growth; the risk of new product introductions and customer acceptance of new products; the rapid technological change which characterizes the company's markets; the risks associated with international sales as the company expands its markets, including the risks associated with foreign currency fluctuations; the ability of the company to complete and integrate successfully any acquisitions or investments it may make; and the ability of the company to compete successfully in the future, as well as other risks identified under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's quarterly report on Form 10-Q for the period ending June 30, 2004, and any other reports filed from time to time with the Securities and Exchange Commission.

Witness, eQuality and the Witness logo are United States registered trademarks of Witness Systems, Inc., protected by laws of the U.S. and other countries. All other trademarks mentioned in this document are the property of their respective owners.

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  Exhibit 99.1
Witness Systems Names Tom Bishop to Board of Directors